[Letterhead of Blank Rome LLP]

May 31, 2013

XCel Brands, Inc.

475 10th Avenue, 4th Floor

New York, NY 10018

Re: XCel Brands, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to XCel Brands, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8, as the same may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) issued or to be issued under the XCel Brands, Inc. 2011 Equity Incentive Plan (the “Plan”), including 2,607,910 Common Shares offered for sale by the selling stockholders listed in the reoffer prospectus contained in the Registration Statement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement has become effective under the Act and (i) with respect to the shares of common stock that have not been issued under the Plan, when such shares have been issued, sold and delivered in compliance with the Plan and applicable federal and state securities laws and in the manner described in the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable and (ii) with respect to the previously issued shares of Common Stock, such shares are duly authorized, validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. Our opinions are based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not opining on, and we assume no responsibility for, the applicability for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction; (iii) or the laws of any political subdivision of any state, including any county town or other municipality. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

B. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts, circumstances or changes in law that may hereafter come to our attention.

We consent to the reference to this firm as your counsel in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP